Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Stock Option and Equity Incentive Plan and 2019 Employee Stock Purchase Plan of SpringWorks Therapeutics, Inc., of our reports dated February 25, 2021, with respect to the consolidated financial statements of SpringWorks Therapeutics, Inc., and the effectiveness of internal control over financial reporting of SpringWorks Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

February 25, 2021